Exhibit 10.3

EXECUTION VERSION

SUPPLEMENTAL GUARANTEE AGREEMENT

SUPPLEMENTAL GUARANTEE AGREEMENT (this “Supplemental Guarantee Agreement”), dated as of August 1, 2008, among MICROGY HANFORD, LLC, a California limited liability company, MICROGY RIVERDALE, LLC, a California limited liability company (together, the “California Subsidiary Guarantors”), subsidiaries of MICROGY HOLDINGS, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, the Texas Subsidiary Guarantors (those Subsidiary Guarantors party to the Guarantee Agreement defined below) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the indentures referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee a Guarantee Agreement (the “Guarantee Agreement”), dated as of October 1, 2006, providing for the Company’s guarantee of the Guaranteed Obligations (as defined in the Guarantee Agreement), which include the Gulf Coast Industrial Development Authority Environmental Facilities Revenue Bonds (Microgy Holdings Project), Series 2006 (the “Series 2006 Bonds”), and the Subsidiary Guarantors’ guarantees of the Guaranteed Obligations;

WHEREAS, pursuant to the Guarantee Agreement, the Company provided a financial feasibility study and a preliminary term sheet to the holders of the Series 2006 Bonds regarding the Company’s proposal to guarantee indebtedness to finance certain solid waste disposal facilities to be located in California (the “California Facilities”); and

WHEREAS, the holder of at least a majority of the Series 2006 Bonds (the “Majority Holder”) exercised its one-time right to waive the limitation on incurring additional Indebtedness as set forth in Section 3.07 of the Guarantee Agreement and add the California Facilities into the collateral pool; and

WHEREAS, the California Statewide Communities Development Authority has authorized the issuance of its Environmental Facilities Revenue Bonds (Microgy Holdings Project) Series 2008A (the “Series 2008A Bonds”), in an aggregate principal amount of $62,425,000 to finance the California Facilities;

WHEREAS, the Majority Holder and the Company entered into a Consent and Waiver Agreement dated as of June 26, 2008 (the “Consent and Waiver Agreement”) pursuant to which the parties agreed that the Company’s ownership interests in such California Subsidiary Guarantors will become part of the Collateral (as defined in the Guarantee Agreement), the assets comprising the California Facilities will become part of the Collateral, and Obligations issued to fund the California Facilities will be Guaranteed Obligations; and

WHEREAS, the Guarantee Agreement provides that under certain circumstances the California Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental guarantee agreement pursuant to which the California Subsidiary Guarantors shall unconditionally guarantee the Guaranteed Obligations as set forth in the Guarantee Agreement; and

WHEREAS, in connection with the issuance of the Series 2008A Bonds, the parties wish to amend certain sections of the Guarantee Agreement; and

WHEREAS, pursuant to Section 3.15 of the Guarantee Agreement, the Trustee, the Company and the Texas Subsidiary Guarantors are authorized to execute and deliver this Supplemental Guarantee Agreement.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the California Subsidiary Guarantors, the Trustee, the Company and the Texas Subsidiary Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Series 2006 Bonds, the 2008 Bonds and other Guaranteed Obligations as follows:

1. Capitalized Terms. Unless otherwise defined in this Supplemental Guarantee Agreement, capitalized terms used herein without definition shall have the meanings assigned to them in the Guarantee Agreement.

2. Agreement to be Bound; Guarantee. The California Subsidiary Guarantors hereby become parties to the Guarantee Agreement as Subsidiary Guarantors and hereby agree to be bound by all of the provisions of the Guarantee Agreement applicable to Subsidiary Guarantors and to perform all of the Obligations and agreements of the Subsidiary Guarantors under the Guarantee Agreement. In furtherance of the foregoing, the California Subsidiary Guarantors shall be deemed Subsidiary Guarantors for purposes of Article 10 of the Guarantee Agreement, including, without limitation, Section 10.02 thereof.

3. Amendment to Article 1. Article 1 is hereby amended as follows:

(a) The following terms are hereby amended and restated in their entirety:

“Guaranteed Obligations” means:

(1) the Series 2006 Bonds and the Series 2008A Bonds; and

(2) Obligations that are designated by the Company, in an Officers’ Certificate delivered to the Collateral Trustee as Guaranteed Obligations under the Guarantee entitled to share equally and ratably in the Guarantee and the benefits and proceeds of all Liens held by the Collateral Trustee in the Collateral.

“Issue Date” means the date of original issuance and delivery of any specified Guaranteed Obligations.

(b) The following new terms are hereby added to Article I:

“Cash Collateral Funds” means, collectively, the Series 2006 Cash Collateral Fund and the Series 2008 Cash Collateral Fund.

“Credits” means any potentially tradeable environmental attributes, including, but not limited to, renewable energy credits, pollution offset credits, carbon sequestration credits and greenhouse gas offset credits.

“Fitch” means Fitch, Inc., dba Fitch Ratings, or any successor thereto maintaining a rating on the Bonds at the request of the Company.

“Project Costs” means costs incurred by the Issuer or the Company, whether before or after the issuance of the Series 2008A Bonds, and reimbursed not later than three years after the payment thereof, with respect to the acquisition, construction, improving and equipping of the California Project, including, but not limited to, the following items:

(a) the cost of acquisition, cleanup, construction, reconstruction, improvement and expansion, including the cost of the acquisition of all land, rights-of-way, property rights, easements, and interests, the cost of all machinery and equipment, financing charges, inventory, raw materials and other supplies, research and development costs, interest prior to and during construction and for six months after completion of construction, whether or not capitalized, necessary reserve funds, cost of estimates and of engineering and legal services, plans, specifications, surveys, estimates of cost and of revenue, other expenses necessary or incident to determining the feasibility and practicability of acquiring, cleaning, constructing, reconstructing, improving, and expanding any such project, administrative expense and such other expenses as may be necessary or incident to the acquisition, cleanup, construction, reconstruction, improvement and expansion thereof, the placing of the same in operation and the financing or refinancing of any such project, including the refunding of any outstanding obligations, mortgages or advances issued, made or given by any Person for any of the aforementioned costs; and

(b) to the extent authorized by the Joint Exercise of Powers Act, constituting Title 1, Chapter 5 of the Government Code of the State of California, as now in effect and as it may from time to time hereafter be amended or supplemented, costs of all other items related to the acquisition, construction, improving and equipping of the California Project.

“Series 2006 Issue Date” means November 9, 2006.

“Series 2008A Issue Date” means the date of original issuance and delivery of the Series 2008A Bonds.

(c) “Cash Collateral Fund” is hereby deleted from Article I. References to “Cash Collateral Fund” in Sections 3.18, 3.23 and the definition of “Permitted Investments” are hereby replaced with “Cash Collateral Funds,” as defined above.

4. Amendments to Article 3.

(a) Section 3.05 is hereby renamed “Section 3.05A Payments into 2006 Cash Collateral Fund.” All references to “Cash Collateral Fund” therein are hereby replaced with “Series 2006 Cash Collateral Fund” and the reference to “Consolidated Cash Flow” shall refer solely to the Consolidated Cash Flow related to the Texas Facilities.

(b) Section 3.05B is hereby added to Article 3:

“3.05B Payments into Series 2008 Cash Collateral Fund.

(a) The Company shall deposit into the Series 2008 Cash Collateral Fund maintained with the Collateral Trustee, an amount equal to 50% of its Consolidated Cash Flow related to the California Facilities, except as follows:

(i) In the event that the Company has maintained an average Fixed Charge Coverage Ratio of at least 2.5 to 1 for the preceding four audited semi-annual periods, and the balance in the Series 2008 Cash Collateral Fund is at least $5,000,000, the Company shall not be obligated to make any further deposits to the Series 2008 Cash Collateral Fund, except in accordance with clause (b) below.

(ii) In the event that the Company has maintained an average Fixed Charge Coverage Ratio of at least 2.0 to 1 for the preceding four audited semi-annual periods, has a projected Fixed Charge Coverage Ratio at least 2.0 to 1 for the succeeding two semi-annual periods and has entered into fixed price gas sales contracts having a term of three or more years for at least 40% of the salable gas output of the Facilities, and the balance in the Series 2008 Cash Collateral Fund is at least $5,000,000, the Company shall not be obligated to make any further deposits to the Series 2008 Cash Collateral Fund, except in accordance with clause (b) below.

(iii) In the event that the Company has achieved an Investment Grade Rating, the Company may request the Trustee to pay over to the Company and the Trustee shall pay over to the Company all amounts in the Series 2008 Cash Collateral Fund, and the Company shall not be obligated to make any further deposits to the Series 2008 Cash Collateral Fund for so long as the Company maintains its Investment Grade Rating.

(b) In the event the balance in the Series 2008 Cash Collateral Fund has reached $5,000,000 and subsequently falls below $5,000,000 (except as a result of Section 3.05(a)(iii) above), the Company will make semi-annual deposits of Consolidated Cash Flow as described in paragraph (a) above. Such deposits will continue until the events described in paragraph (a)(i), (a)(ii) or (a)(iii) of this Section 3.05B have occurred.

(c) Any deposits required to be made to the Series 2008 Cash Collateral Fund will be made within 30 days of the close of each semi-annual period and will be accompanied by an Officer’s Certificate in the form of Exhibit 1 setting forth the calculation of the amount due.

(d) Any amounts required to be paid to purchase, collateralize or maintain a Gas Price Protection Arrangement may be paid by the Company from the Series 2008 Cash Collateral Fund or may be paid from Consolidated Cash Flow otherwise required to be deposited in the Series 2008 Cash Collateral Fund in lieu of such deposit. Any amounts received by the Company upon termination of any Gas Price Protection Arrangement will be deposited in the Series 2008 Cash Collateral Fund, to the extent of any amount drawn from the Series 2008 Cash Collateral Fund in respect of such Gas Price Protection Arrangement, subject to paragraphs (a)(i), (a)(ii) and (a)(iii) of this Section 3.05B”

(c) Section 3.07 Incurrence of Indebtedness and Issuance of Stock is hereby amended as follows:

(i) Section 3.07(b)(1) is hereby amended to replace $60,000,000 with $148,445,000.

(d) Section 3.09(b)(6) is hereby amended and restated as follows:

“(6) (i) any agreement, instrument or arrangement as in effect as of the date of the Guarantee or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Guaranteed Obligations in any material respect than the original agreement as in effect on the date of the Guarantee as determined by the Company, and (ii) any agreement between the Company and EPC described herein or contemplated hereby;”

(e) Section 3.16 is hereby amended and restated as follows:

“Section 3.16 Suspension of Covenants When Guaranteed Obligations Rated Investment Grade.

If on any date following the applicable Issue Date:

(i) the rating assigned to any Guaranteed Obligations by either S&P, Moody’s or Fitch is an Investment Grade Rating after giving effect to the suspension of covenants contemplated by this Section 3.16 upon the achievement of such Investment Grade Rating, and

(ii) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the provisions of Sections 3.05, 3.06, 3.07, 3.08, 3.09 and 4.01(4) hereof shall be suspended.

Notwithstanding the foregoing, if the ratings assigned by any such rating agency with respect to any Guaranteed Obligations should subsequently decline to below an Investment Grade Rating, the provisions of Sections 3.05, 3.06, 3.07, 3.08, 3.09 and 4.01(a)(4) hereof shall be reinstituted as of and from the date of such rating decline.”

(f) Section 3.17 is hereby amended and restated as follows:

“Section 3.17 Insurance.

The Company and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies, insurance on their property and assets (including the Collateral)

in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of the Company and the Subsidiary Guarantors. The Collateral Trustee shall have no duty to assure the maintenance, existence or sufficiency of such insurance. Holders of Series 2006 Bonds and Series 2008A Bonds, as a class, will be named as an additional insured on all liability insurance policies of the Company and its Subsidiary Guarantors and the Collateral Trustee will be named as loss payee and additional insured on all property and casualty insurance policies. The Collateral Trustee shall receive insurance accord documents so notating and shall be provided with advance notice of termination by the Company. The Company will provide all notices, accord documents and other related documents to the Collateral Trustee. All costs of maintaining insurance on their property and assets shall be paid by the Company and the Subsidiary Guarantors and the Collateral Trustee shall have no obligation in this regard.”

(g) Section 3.19 is hereby amended with the addition of the following sentence at the end of the section: “These working capital lines may be provided by EPC.”

5. Counterparts. The parties may sign any number of copies of this Supplemental Guarantee Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Guarantee Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the California Subsidiary Guarantors, the Texas Subsidiary Guarantors and the Company.

8. Ratification of Guarantee Agreement; Supplemental Guarantee Agreement Part of Guarantee Agreement. Except as expressly amended hereby, the Guarantee Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Guarantee Agreement shall form a part of the Guarantee Agreement for all purposes, and every Holder of Guaranteed Obligations heretofore or hereafter authenticated and delivered shall by bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Guarantee Agreement to be duly executed and attested, all as of the date first above written.

CALIFORNIA SUBSIDIARY GUARANTORS:

MICROGY HANFORD, LLC

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

MICROGY RIVERDALE, LLC

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

MICROGY HOLDINGS, LLC

By:	/s/ Michael E. Thomas
Name:	Michael E. Thomas
Title:	Vice President and Treasurer

TEXAS SUBSIDIARY GUARANTORS:

MST PRODUCTION LTD.

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

MST GP, LLC

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

MST ESTATES LLC

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

RIO LECHE ESTATES, L.L.C.

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

MISSION BIOGAS, L.L.C.

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

HEREFORD BIOGAS, L.L.C.

	By:	/s/ Michael E. Thomas
	Name:	Michael E. Thomas
	Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Marvin Kierstead
Name:	Marvin Kierstead
Title:	Vice President